Exhibit 10.2
INDEPENDENT PRACTICE ASSOCIATION PARTICIPATION AGREEMENT
This Independent Practice Association Participation Agreement (“Agreement”) is made and entered into by and between the party named on the signature page below (hereinafter referred to as “IPA”) and Humana Insurance Company, Humana Health Insurance Company of Florida, Inc., Humana Medical Plan, Inc. and their affiliates that underwrite or administer health plans (hereinafter referred to as “Humana”).
RELATIONSHIP OF THE PARTIES
1.1	In performance of their respective duties and obligations hereunder, Humana and IPA, and IPA’s respective employees and agents, are at all times acting and performing as independent contractors, and neither party, nor their respective employees and agents, shall be considered the partner, agent, servant, employee of, or joint venturer with, the other party. Unless otherwise agreed to herein, the parties acknowledge and agree that neither IPA nor Humana will be liable for the activities of the other nor the agents and employees of the other, including but not limited to, any liabilities, losses, damages, suits, actions, fines, penalties, claims or demands of any kind or nature by or on behalf of any person, party or governmental authority arising out of or in connection with: (i) any failure to perform any of the agreements, terms, covenants or conditions of this Agreement; (ii) any negligent act or omission or other misconduct; (iii) the failure to comply with any applicable laws, rules or regulations; or (iv) any accident, injury or damage to persons or property. Notwithstanding anything to the contrary contained herein, IPA further agrees to and hereby does indemnify, defend and hold harmless Humana from any and all claims, judgments, costs, liabilities, damages and expenses whatsoever, including reasonable attorneys’ fees, arising from any acts or omissions in the provision by IPA of medical services to Members. This provision shall survive termination or expiration of this Agreement.
1.2	The parties agree that Humana’s affiliates whose Members receive services hereunder do not assume Joint responsibility or liability between or among such affiliates for the acts or omissions of such other affiliates.
SERVICES TO MEMBERS
2.1	Subject at all times to the terms of this Agreement, IPA agrees to provide or arrange for medical and related health care services to individuals designated by Humana (herein referred to as “Members”) with an identification card or other means of identifying them as Members covered under a self-funded or fully insured health benefits plan to which IPA has agreed to participate as set forth in the product participation list attachment.

2.2	IPA agrees to provide IPA’s services to individuals covered under other third party payors’ (hereinafter referred to as “Payor” or “Payors”) health benefits contracts (hereinafter referred to as “Plan” or “Plans”) and agrees to comply with such Payors’ policies and procedures. For Covered Services rendered to such individuals, IPA acknowledges and agrees that all rights and responsibilities arising with respect to benefits to such individuals shall be subject to the terms of the Payor Plan covering such individuals. Individuals covered under such Plans will have an identification card as a means of identifying the Payor Plan which provides coverage. Such identification cards will display the Humana logo and/or name.

2.3	For Covered Services provided to those individuals identified in Section 2.2 above, Payor will make payments for Covered Services directly to IPA in accordance with the terms and conditions of this Agreement and the rates set forth in the payment attachment applicable to the Plan type of such individual. IPA agrees that in no event, including, but not limited to, nonpayment by Payor, or Payor’s insolvency, shall IPA bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against Humana for services provided by IPA to Plans’ members. This provision shall not prohibit collection by IPA from Plans’ members for non-covered services and/or member cost share amounts in accordance with the terms of the applicable member Plan. Payors Plans will provide appropriate steerage mechanisms including benefit designs and/or physician directory and web site listings to ensure their covered individuals will have incentives to utilize IPA’s services. All obligations of IPA under this Agreement with respect to Humana’s Members shall equally apply to the individuals identified in Section 2.2 above.

THIRD PARTY BENEFICIARIES
3.1	Except as is otherwise specifically provided in this Agreement, the parties have not created and do not intend to create by this Agreement any rights in other parties as third party beneficiaries of this Agreement, including, without limitation, Members.
SCOPE OF AGREEMENT
4.1	This Agreement sets forth the rights, responsibilities, terms and conditions governing: (i) the status of IPA and IPA’s employees, subcontractors and/or independent contractors as health care providers (hereinafter referred to as “Participating Providers”) providing health care services; and (ii) IPA’s provision, or the arrangement for the provision, of professional medical services (hereinafter referred to as “IPA Services”) to Members. All terms and conditions of this Agreement which are applicable to “IPA” are equally applicable to each Participating Provider, unless the context requires otherwise.

4.2	IPA represents and warrants that it is authorized to negotiate terms and conditions of provider agreements, including this Agreement, and further to execute such agreements for and on behalf of itself and its Participating Providers. IPA further represents and warrants that Participating Providers will abide by the terms and conditions of this Agreement, including each of IPA’s employed, subcontracted or independently contracted physicians. The parties acknowledge and agree that nothing contained in this Agreement is intended to interfere with or hinder communications between IPA and Members regarding the Members’ medical conditions or treatment options, and IPA acknowledges that all patient care and related decisions are the sole responsibility of IPA and Humana does not dictate or control clinical decisions with respect to the medical care or treatment of Members.

4.3	IPA acknowledges and agrees that with respect to self-funded groups, unless otherwise provided herein, Humana’s responsibilities hereunder are limited to provider network administration and/or claims processing.
SUBCONTRACTING PERFORMANCE
5.1	IPA shall provide directly, or through appropriate agreements with physicians and other licensed health care professionals and/or providers, Physician Services for Members. It is understood and agreed that IPA shall maintain written agreements with Participating Providers, if any, in a form comparable to, and consistent with, the terms and conditions established in this Agreement. IPA’s downstream provider agreements, if any, shall include terms and conditions which comply with all applicable requirements for provider agreements under state and federal laws, rules and regulations. In the event of a conflict between the language of the downstream provider agreements and this Agreement, the language in this Agreement shall control.

5.2	IPA shall provide Humana an executed letter of agreement (in a form substantially similar to the form attached hereto as the letter of agreement attachment) for each Participating Provider who is a physician and who is subcontracted or independently contracted with IPA prior to the provision of services by such Participating Provider to Members. Such Participating Providers, if any, who do not execute a letter of agreement may not participate under this Agreement and may not be listed in Humana’s provider directories.
TERM AND TERMINATION
6.1	The term of this Agreement shall commence on January 1, 2007 (the “Effective Date”). The initial term of this Agreement shall expire on July 31, 2011. This Agreement shall automatically renew for subsequent three (3) years terms unless either party provides written notice of non-renewal to the other party at least ninety (90) days prior to the end of the initial term or any subsequent renewal terms.

6.2	Humana may terminate this Agreement, or any individual Participating Provider, immediately upon written notice to IPA, stating the cause for such termination, in the event: (i) IPA’s, or any individual Participating Provider’s, continued participation under this Agreement may adversely affect the health, safety or welfare of any Member or brings Humana or its health care networks into disrepute; (ii) IPA or any individual Participating Provider fails to meet Humana’s credentialing or re-credentialing criteria; (iii) IPA or any individual Participating Provider is excluded from participation in any federal health care program; (iv) IPA or any individual Participating Provider voluntarily or involuntarily seeks protection from creditors through bankruptcy proceedings or engages in or acquiesces to receivership or assignment of accounts for the benefit of creditors; or (v) Humana determines that IPA, or any of IPA or IPA’s Physicians’ employees, principals or financially related entities, have solicited, persuaded, induced, coerced, or otherwise caused the disenrollment of thirty-five or more Medicare Members assigned to an IPA Physician and such disenrollment meets the criteria set forth in section 23.12 of this Agreement (vi) Humana loses its authority to do business in total or as to any limited segment of business, but then only as to that segment; provided that in the event of an issue with respect to an individual Participating Provider only Humana’s termination shall be effective only as to the individual Participating Provider.

6.3	In the event of a breach of this Agreement by either party, the non-breaching party may terminate this Agreement upon at least sixty (60) days prior written notice to the breaching party, which notice shall specify in detail the nature of the alleged breach; provided, however, that if the alleged breach is susceptible to cure, the breaching party shall have thirty (30) days from the date of receipt of notice of termination to cure such breach, and if such breach is cured, then the notice of termination shall be void of and of no effect. If the breach is not cured within the thirty (30) day period, then the date of termination shall be that date set forth in the notice of termination. Notwithstanding the foregoing, any breach related to credentialing or re-credentialing, quality assurance issues or alleged breach regarding termination by Humana in the event that Humana determines that continued participation under this Agreement may affect adversely the health, safety or welfare of any Member or bring Humana or its health care networks into disrepute, shall not be subject to cure and shall be cause for immediate termination upon written notice to IPA.

6.4	IPA agrees that the notice of termination or expiration of this Agreement shall not relieve IPA’s obligation to provide or arrange for the provision of Physician Services through the effective date of termination or expiration of this Agreement.
POLICIES AND PROCEDURES
7.1	IPA agrees to comply with Humana’s quality assurance, quality improvement, accreditation, risk management, utilization review, utilization management and other administrative policies and procedures established and revised by Humana from time to time and, in addition, those policies and procedures which are set forth in Humana’s Physician’s Administration Manual, or its successor (hereinafter referred to as the “Manual”), and bulletins or other written materials that may be promulgated by Humana from time to time to supplement the Manual. The Manual and updated policies and procedures may be issued and distributed by Humana in electronic format. Paper copies may be obtained by IPA upon written request. Revisions to such policies and procedures shall become binding upon IPA thirty (30) days after such notice to IPA by mail or electronic means, or such other period of time as necessary for Humana to comply with any statutory, regulatory and/or accreditation requirements.
CREDENTIALING AND PROFESSIONAL LIABILITY INSURANCE
8.1	Participation under this Agreement by IPA and Participating Providers is subject to the satisfaction of all applicable credentialing and re-credentialing standards established by Humana. IPA shall provide Humana, or its designee, information necessary to ensure compliance with such standards at no cost to Humana or its designee. IPA agrees to use electronic credentialing and recredentialing processes when administratively feasible. IPA, as applicable, and all Participating Providers providing Physician Services to Humana Members shall be credentialed in accordance with Humana’s credentialing process prior to receiving participating status with Humana.

8.2	IPA shall maintain, at no expense to Humana, policies of comprehensive general liability, professional liability, and workers’ compensation coverage as required by law, insuring IPA and IPA’s employees and agents against any claim or claims for damages arising as a result of injury to property or person, including death, occasioned directly or indirectly in connection with the provision of Physician Services contemplated by this Agreement and/or the maintenance of IPA’s facilities and equipment. Upon request, IPA shall provide Humana with evidence of said coverage, of which minimum professional liability coverage shall be two hundred and fifty thousand dollars ($250,000) per occurrence and seven hundred and fifty thousand dollars ($750,000) in the aggregate, or as required by state law. IPA shall provide Humana with written notice at least ten (10) days prior to any cancellations and/or modifications in the coverage. IPA shall within ten (10) business days following service upon IPA, or such other period of time as may be required by any applicable law, rule or regulation, notify Humana in writing of any Member lawsuit alleging malpractice involving a Member.
PROVISION OF MEDICAL SERVICES
9.1	IPA shall provide Members all available medical services within the normal scope of and in accordance with IPA’s: (a) licenses and certifications, and (b) privileges to provide certain services based upon IPA’s qualifications as determined by Humana. IPA agrees to comply with all requests for information related to IPA’s qualifications in connection with Humana’s determination whether to extend privileges to provide certain services and/or procedures to Members. IPA shall not bill, charge, seek payment or have any recourse against Humana or Members for any amounts related to the provision of Physician Services for which Humana has notified IPA that privileges to perform such services have not been extended.

9.2	IPA shall maintain all office medical equipment including, but not limited to, imaging, diagnostic and/or therapeutic equipment (hereinafter referred to as “Equipment”) in acceptable working order and condition and in accordance with the Equipment manufacturer’s recommendations for scheduled service and maintenance. Such Equipment shall be located in IPA’s office locations that promote patient and employee safety. IPA shall provide Humana or its agents with access to such Equipment for inspection and an opportunity to review all records reflecting Equipment maintenance and service history. Such Equipment shall only be operated by qualified technicians with appropriate training and required licenses and certifications.

9.3	Equipment owned and/or operated by IPA shall comply with all standards for use of such Equipment and technician qualifications established by Humana. IPA agrees to comply with all requests for information related to Equipment and IPA’s and/or IPA’s staff, qualifications for use of same. In the event: (i) IPA’s Equipment fails to meet Humana’s standards; or (ii) IPA declines to comply with Humana’s standards for use of Equipment, IPA agrees that it will not use such Equipment while providing services to Members and shall not bill, charge, seek payment or have any recourse against Humana or Members for any amounts for services with respect to such Equipment.
STANDARDS OF PROFESSIONAL PRACTICE
10.1	Physician Services shall be made available to Members without discrimination on the basis of type of health benefits plan, source of payment, sex, age, race, color, religion, national origin, health status or disability. IPA shall provide Physician Services to Members in the same manner as provided to their other patients and in accordance with prevailing practices and standards of the profession.
MEDICAL RECORDS
11.1	IPA shall prepare, maintain and retain as confidential the medical records of all Members receiving Physician Services, and Members’ other personally identifiable health information received from Humana, in a form and for time periods required by applicable state and federal laws, licensing requirements, accreditation and reimbursement rules and regulations to which IPA is subject, and in accordance with accepted medical practice. IPA shall obtain authorization of Members permitting Humana, and/or any state or federal agency as permitted by law, to obtain a copy and have access, upon reasonable request, to any medical record of Member related to services provided by IPA pursuant to applicable state and federal laws. Copies of such records for the purpose of claims processing shall be made and provided by IPA at no cost to Humana or the Member.

11.2	IPA and Humana agree to maintain the confidentiality of information maintained in the medical records of Members, and information obtained from Humana through the verification of Member eligibility, as required by law. This Section 11 shall survive expiration or termination of this Agreement, regardless of the cause.
GRIEVANCE AND APPEALS PROCESS/BINDING ARBITRATION
12.1	IPA shall cooperate and participate with Humana in grievance and appeals procedures to resolve disputes that may arise between Humana and its Members.

12.2	In the event of a dispute between IPA and Humana which is not resolved as set forth in Section 22 below, or which the parties cannot settle by mutual agreement, the dispute shall be resolved by binding arbitration, conducted by a single arbitrator selected by the parties from a panel of arbitrators proposed by the American Arbitration Association (“AAA”). This applies, without limitation, to any dispute arising out of the parties’ business relationship, including allegations or claims involving violations of state or federal laws or regulations. In the event the parties cannot agree on the arbitrator, then the arbitrator shall be appointed by the AAA. The arbitration shall be conducted in Miami- Dade County, FL, in accordance with and subject to the Commercial Arbitration Rules of the AAA then in effect, or under such other mutually agreed upon guidelines. Judgment upon the award rendered in any such arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for judicial acceptance and enforcement of the award, as applicable law may require or allow. The submission of any dispute to arbitration shall not adversely affect either party’s right to seek preliminary injunctive relief with respect to an actual or threatened termination, repudiation or rescission of the Agreement. Except as expressly set forth in Section 22 below, the costs of any arbitration proceeding(s) hereunder shall be borne equally by the parties, and each party shall be responsible for its own attorneys’ fees and such other costs and expenses incurred related to the proceedings. Arbitrations hereunder shall be conducted solely between IPA and Humana; class-based arbitration shall not be permitted. The parties agree this Agreement is a transaction involving interstate commerce and therefore that the Federal Arbitration Act, 9 U.S.C. §1 et seq. applies.
USE OF IPA’S NAME
13.1	Humana may include the following information in any and all marketing and administrative materials published or distributed in any medium: IPA’s name, telephone number, address, office hours, type of practice or specialty, hospital affiliation, Internet web-site address, and the names of Participating Providers, including physicians providing care at IPA’s office, and hospital affiliation, board certification, and other education and training history, if applicable, of Participating Providers. Humana will provide IPA with access to such Information or copies of such administrative or marketing materials upon request.

13.2	IPA may advertise or utilize marketing materials, logos, trade names, service marks, or other materials created or owned by Humana after obtaining Humana’s written consent. IPA shall not acquire any right or title in or to such materials as a result of such permissive use.

13.3	IPA agrees to allow Humana to distribute a public announcement of IPA’s affiliation with Humana.
PAYMENT
14.1	IPA shall accept payment from Humana for those services for which benefits are payable under a Member’s health benefits contract (hereinafter referred to as “Covered Services”) provided to Member in accordance with the reimbursement terms in the payment attachment. IPA shall collect directly from Member any co-payment, coinsurance, or other member cost share amounts (hereinafter referred to as “Copayments”) applicable to the Covered Services provided and shall not waive, discount or rebate any such Copayments. Payments made in accordance with the payment attachment less the Copayments owed by Members pursuant to their health benefits contracts shall be accepted by IPA as payment in full from Humana for all Covered Services. This provision shall not prohibit collection by IPA from Member for any services not covered under the terms of the applicable Member health benefits contract.

14.2	IPA agrees that payment may not be made by Humana for services rendered to Members which are determined by Humana not to be Medically Necessary. “Medically Necessary” (or “Medical Necessity”), unless otherwise defined in the applicable Member health benefits contract, means services or supplies provided by a licensed, certified or approved, as applicable, hospital, physician or other health care provider to identify or treat a condition, disease, ailment, sickness or bodily injury and which, in the opinion of Humana, are: (i) consistent with the symptoms, diagnosis and treatment of the condition, disease, ailment, sickness or bodily injury; (ii) appropriate with regard to standards of accepted medical practice; (iii) not primarily for the convenience of the patient or the hospital, physician, or other health care provider; (iv) the most appropriate and cost-effective supply, setting, or level of service which safely can be provided to the patient; and (v) substantiated by records and documentation maintained by the provider of services. When applied to an inpatient, it further means that the patient’s symptoms or condition requires that the services or the supplies cannot be provided safely to the patient as an outpatient. IPA agrees that in the event of a denial of payment for Physician Services rendered to Members determined not to be Medically Necessary by Humana, that IPA shall not bill, charge, seek payment or have any recourse against Member for such services.

14.3	IPA agrees that Humana may recover overpayments made to IPA by Humana by offsetting such amounts from later payments to IPA, including, without limitation, making retroactive adjustments to payments to IPA for errors and omissions relating to data entry errors and incorrectly submitted claims or incorrectly applied discounts. Humana shall provide IPA thirty (30) days advance written notice of Humana’s intent to offset such amounts prior to deduction of any monies due. If IPA does not refund said monies or request review of the overpayments described in the notice within thirty (30) days following receipt of notice from Humana, Humana may without further notice to IPA deduct such amounts from later payments to IPA. Humana may make retroactive adjustments to payments for a period not to exceed eighteen (18) months from original date of payment or such other period as may be required or allowed by applicable law.

14.4	In the event Humana has access to IPA’s, or a Participating Provider’s, services through one or more other agreements or arrangements in addition to this Agreement, Humana will determine under which agreement or arrangement payment for Covered Services will be made.

14.5	Nothing contained in this Agreement is intended by Humana to be a financial incentive or payment that directly or indirectly acts as an inducement for IPA to limit Medically Necessary services.
SUBMISSION OF CLAIMS
15.1	IPA shall submit all claims to Humana or its designee, as applicable, using the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) compliant 837 electronic format, or a CMS 1500 and/or UB-92, or their successors, within ninety (90) days from the date of service or within the time specified by applicable state law. Humana may, in its sole discretion, deny payment for any claim(s) received by Humana after the later of ninety (90) days from the date of service, or the time specified by applicable state law. IPA acknowledges and agrees that at no time shall Members be responsible for any payments to IPA except for applicable Copayments and non-covered services provided to such Members

15.2	Humana will process IPA claims which are accurate and complete in accordance with Humana’s normal claims processing procedures and applicable state and/or federal laws, rules and regulations with respect to the timeliness of claims processing. Such claims processing procedures may include, without limitation, automated systems applications which identify, analyze and compare the amounts claimed for payment with the diagnosis codes and which analyze the relationships among the billing codes used to represent the services provided to Members. These automated systems may result in an adjustment of the payment to the IPA for the services or in a request, prior to payment, for the submission for review of medical records that relate to the claim. IPA may request reconsideration of any adjustments produced by these automated systems by submitting a timely request for reconsideration to Humana.

15.3	IPA shall use best efforts to submit all claims to Humana by electronic means available and accepted as industry standards that are mutually agreeable, and which may include claims clearinghouses or electronic data interface companies used by Humana. IPA acknowledges that Humana may market certain products that will require electronic submission of claims in order for IPA to participate.

COORDINATION OF BENEFITS
16.1	When a Member has coverage, other than with Humana, which requires or permits coordination of benefits from a third party payor in addition to Humana, Humana will coordinate its benefits with such other payor(s). In all cases, Humana will coordinate benefits payments in accordance with applicable laws and regulations and in accordance with the terms of its health benefits contracts. When permitted to do so by such laws and regulations and by its health benefits contracts, Humana will pay the lesser of: (i) the amount due under this Agreement; (ii) the amount due under this Agreement less the amount payable or to be paid by the other payor(s); or (iii) the difference between allowed billed charges and the amount paid by the other payor(s). In no event, however, will Humana, when its plan is a secondary payor, pay an amount, which, when combined with payments from the other payor(s), exceeds the rates set out in this Agreement; provided, however, if Medicare is the primary payer, Humana will, to the extent required by applicable law, regulation or Centers for Medicare and Medicaid Services (“CMS”) Office of Inspector General (“OIG”) guidance, pay IPA an amount up to the amount Humana would have paid, if it had been primary, toward any applicable unpaid Medicare deductible or coinsurance.
NO LIABILITY TO MEMBER FOR PAYMENT
17.1	IPA agrees that in no event, including, but not limited to, nonpayment by Humana, Humana’s insolvency or breach of this Agreement, shall IPA or any Participating Provider bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against Members or persons other than Humana (or the payor issuing the health benefits contract administered by Humana) for Covered Services provided by IPA. This provision shall not prohibit collection by IPA from Member for any non-covered service and/or Copayments in accordance with the terms of the applicable Member health benefits contract.

17.2	IPA further agrees that: (i) this provision shall survive the expiration or termination of this Agreement regardless of the cause giving rise to expiration or termination and shall be construed to be for the benefit of the Member; (ii) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between IPA and Member or persons acting on their behalf; and (iii) this provision shall apply to all employees, agents, trustees, assignees, subcontractors, and independent contractors of IPA, and IPA shall obtain from such persons specific agreement to this provision.

17.3	Any modification to this Section 17 shall not become effective unless approved by the Commissioner of Insurance, in the event such approval is required by applicable state law or regulation, or such changes are deemed approved in accordance with state law or regulation.
ACCESS TO INFORMATION
18.1	IPA agrees that Humana, or any state or federal regulatory agency as required by law, shall have reasonable access and an opportunity to examine IPA’s financial and administrative records as they relate to services provided to Members during normal business hours, on at least seventy-two (72) hours advance notice, or such shorter notice as may be imposed on Humana by a federal or state regulatory agency or accreditation organization.
NEW PRODUCT INTRODUCTION
19.1	From time to time during the term of this Agreement, Humana may develop or implement new products. Should Humana offer participation in any such new product to IPA, IPA shall be provided with sixty (60) days’ written notice prior to the implementation of such new product. If IPA does not object in writing to its participation in such new product within such sixty (60) day notice period, IPA shall be deemed to have accepted participation in the new product. In the event IPA objects to its participation in a new product, the parties shall confer in good faith to reach agreement on the terms of IPA’s participation. If agreement on such new product cannot be reached, such new product shall not apply to this Agreement. Humana may in its discretion, establish, develop, manage and market provider networks in which IPA may not be selected to participate.

ASSIGNMENT AND DELEGATION
20.1	The assignment by IPA of this Agreement or any interest hereunder shall require notice to and the written consent of Humana. As used in this paragraph, the term “assignment” shall also include a change of control in IPA’s practice by merger, consolidation, transfer, or the sale of thirty-three percent (33%) or more stock or other ownership interest in IPA’s practice. Any attempt by IPA to assign this Agreement or any interest hereunder without complying with the terms of this paragraph shall be void and of no effect, and Humana, at its option, may elect to terminate this Agreement upon thirty (30) days written notice to IPA, without any further liability or obligation to IPA. Humana may assign this Agreement in whole or in part to any purchaser of or successor to the assets or operations of Humana, or to any affiliate of Humana, provided that the assignee agrees to assume Humana’s obligations under this Agreement. Upon notice of an assignment by Humana, IPA may terminate this Agreement upon thirty (30) days written notice to Humana.
COMPLIANCE WITH REGULATORY REQUIREMENTS
21.1	IPA acknowledges, understands and agrees that this Agreement may be subject to the review and approval of state regulatory agencies with regulatory authority over the subject matter to which this Agreement may be subject. Any modification of this Agreement requested by such agencies or required by applicable law or regulations shall be incorporated herein as provided in Section 23.10, of this Agreement.

21.2	IPA and Humana agree to be bound by and comply with the provisions of all applicable state and/or federal laws, rules and regulations. The alleged failure by either party to comply with applicable state and/or federal laws, rules or regulations shall not be construed as allowing either party a private right of action against the other in any court, administrative or arbitration proceeding in matters in which such right is not recognized or authorized by such law or regulation. IPA and Participating Providers agree to procure and maintain for the term of this Agreement all license(s) and/or certification(s) as is required by applicable law and Humana’s policies and procedures. IPA shall notify Humana immediately of any changes in licensure or certification status of IPA or Participating Providers. If IPA or any individual Participating Provider violates any of the provisions of applicable state and/or federal laws, rules and regulations, or commits any act or engages in conduct for which IPA’s or Participating Providers’ professional licenses are revoked or suspended, or otherwise is restricted by any state licensing or certification agency by which IPA or Participating Providers are licensed or certified, Humana may immediately terminate this Agreement or any individual Participating Provider, provided that in the event of an issue with respect to an individual Participating Provider only, Humana’s termination shall be effective only as to the individual Participating Provider.
DISPUTE RESOLUTION/LIMITATIONS ON PROCEEDINGS
22.1	IPA and Humana agree that in the event they are unable to resolve disputes that may arise with respect to this Agreement, IPA will first exhaust any internal Humana administrative review or appeal mechanisms prior to submitting any matters to binding arbitration.

22.2	IPA may contest the amount of the payment, denial or nonpayment of a claim only within a period of eighteen (18) months following the date such claim was paid, denied or not paid by the required date by Humana. In order to contest such payments, IPA shall provide to Humana, at a minimum, in a clear and acceptable written format, the following information: Member name and identification number, date of service, relationship of the Member to the patient, claim number, name of the provider of the services, charge amount, payment amount, the allegedly correct payment amount, difference between the amount paid and the allegedly correct payment amount, and a brief explanation of the basis for the contestation. Humana will review such contestation(s) and respond to IPA within sixty (60) days of the date of receipt by Humana of such contestation. In the event a dispute about the contestations cannot be resolved by mutual agreement or as set forth above, either party may submit the matter for non-binding mediation to a board certified mediator selected by the parties or from a panel of mediators proposed by the AAA. In the event the parties cannot agree on the mediator, then the mediator shall be appointed by the AAA. The mediation shall occur within sixty (60) days following the submission by Humana of the matter to the mediator. If the mediation does not occur within such time period or neither party submits the dispute to mediation, either party may submit the dispute to binding arbitration in accordance with Section 12.2 above. The dispute shall not be submitted to binding arbitration by either party prior to the expiration of the sixty (60) day period allowed for Humana’s response to the contestation. Except as set forth below, the cost of the mediation shall be divided equally between the parties. The parties shall first exhaust the contestation procedures described above prior to submitting the contestations dispute to binding arbitration in accordance with Section 12.2 above. In the event of a determination, following mediation or the arbitration proceedings described in Section 12.2 above, that the claims in dispute, in the aggregate, were processed and paid correctly, IPA shall, upon request of Humana, reimburse Humana, the out of pocket costs and expenses, and attorneys fees incurred by Humana that are attributable to the mediation or arbitration proceeding. In the event of a determination, following mediation or the arbitration proceedings described in Section 12.2 above, that the claims in dispute, in the aggregate, were not processed and paid correctly by Humana, Humana shall, upon request of IPA, reimburse IPA’s out of pocket costs and expenses, and attorneys fees incurred by IPA that are attributable to the mediation or arbitration proceeding.
MISCELLANEOUS PROVISIONS
23.1	SEVERABILITY. If any part of this Agreement should be determined to be invalid, unenforceable, or contrary to law, that part shall be reformed, if possible, to conform to law, and if reformation is not possible, that part shall be deleted, and the other parts of this Agreement shall remain fully effective.

23.2	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the applicable laws of the State of Florida. The parties agree that applicable state and/or federal laws and/or regulations may make it necessary to include in this Agreement specific provisions relevant to the subject matter contained herein. Such state law provisions, if any, are set forth in the state law coordinating provisions attachment hereto. Such federal law provisions, if any, are set forth in the Medicare Advantage provisions attachment hereto. The parties agree to comply with any and all such provisions and in the event of a conflict between the provisions in the state law coordinating provisions attachment and/or the Medicare Advantage provisions attachment and any other provisions in this Agreement, the provisions in those attachments, as applicable, shall control. In the event that state and/or federal laws and/or regulations enacted after the Effective Date expressly require specific language be included in this Agreement, such provisions are hereby incorporated by reference without further notice by or action of the parties and such provisions shall be effective as of the effective date stated in such laws, rules or regulations.

23.3	WAIVER. The waiver, whether express or implied, of any breach of any provision of this Agreement shall not be deemed to be a waiver of any subsequent or continuing breach of the same provision. In addition, the waiver of one of the remedies available to either party in the event of a default or breach of this Agreement by the other party shall not at any time be deemed a waiver of a party’s right to elect such remedy at any subsequent time if a condition of default continues or recurs.

23.4	NOTICES. Any notices, requests, demands or other communications, except notices of changes in policies and procedures pursuant to Section 7, required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given: (i) on the date of personal delivery; or (ii) provided such notice, request, demand or other communication is received by the party to which it is addressed in the ordinary course of delivery: (a) on the third day following deposit in the United States mail, postage prepaid or by certified mail, return receipt requested; (b) on the date of transmission by facsimile transmission; or (c) on the date following delivery to a nationally recognized overnight courier service, each addressed to the other party at the address set forth below their respective signatures to this Agreement, or to such other person or entity as either party shall designate by written notice to the other in accordance herewith. Humana may also provide such notices to IPA by electronic means to the e-mail address of IPA set forth on the Cover Sheet to this Agreement or to other e-mail addresses IPA provides to Humana by notice as set forth herein. Unless a notice specifically limits its scope, notice to any one party included in the term “IPA” or “Humana” shall constitute notice to all parties included in the respective terms.

23.5	CONFIDENTIALITY. IPA agrees that the terms of this Agreement and information regarding any dispute arising out of this Agreement are confidential, and agrees not to disclose the terms of this Agreement nor information regarding any dispute arising out of this Agreement to any third party without the express written consent of Humana, except pursuant to a valid court order, or when disclosure is required by a governmental agency. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that IPA may discuss the payment methodology included herein with Members requesting such information.

23.6	COUNTERPARTS, HEADINGS AND CONSTRUCTION. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument. The headings in this Agreement are for reference purposes only and shall not be considered a part of this Agreement in construing or interpreting any of its provisions. Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require. It is the parties desire that if any provision of this Agreement is determined to be ambiguous, then the rule of construction that such provision is to be construed against its drafter shall not apply to the interpretation of the provision.

23.7	INCORPORATION OF ATTACHMENTS. All attachments attached hereto are incorporated herein by reference, (e.g. PAYMENT, DELEGATION OF UTILIZATION REVIEW/MANAGEMENT)

23.8	FORCE MAJEURE. Neither party to this Agreement shall be deemed to breach its obligations under this Agreement if that party’s failure to perform under the terms of this Agreement is due to an act of God, riot, war or natural disaster.

23.9	ENTIRE AGREEMENT. This Agreement, including the attachments, addenda and amendments hereto and the documents incorporated herein, constitutes the entire agreement between Humana and IPA with respect to the subject matter hereof, and it supersedes any prior or contemporaneous agreements, oral or written, between Humana and IPA.

23.10	MODIFICATION OF AGREEMENT. This Agreement may be amended in writing as mutually agreed upon by IPA and Humana. In addition, Humana may amend this Agreement upon sixty (60) days’ written notice to IPA. Failure of IPA to object in writing to such amendment during the sixty (60) day notice period shall constitute acceptance of such amendment by IPA.

23.11	SARBANES-OXLEY. Humana acknowledges that IPA is subject to the provisions of the Sarbanes-Oxley Act of 2002 and the rules, regulations and interpretations promulgated thereunder (the “Sarbanes-Oxley Act”). In order to assist IPA with its compliance with the provisions of Section 404 of the Sarbanes-Oxley Act, if Humana obtains Type 2 Statement of Auditing Standards 70 reports (“SAS 70 Reports”) from their independent auditors regarding the operating effectiveness of Humana’s internal controls over financial reporting (the “Humana Controls”), Humana will provide IPA with a copy upon request. If Humana does not provide IPA with current SAS 70 Reports, solely for the purpose of assessing Humana Controls, Humana will make available to IPA and its independent auditors information regarding the Humana Controls as IPA may reasonably request upon reasonable advance notice.

23.12	LIQUIDATED DAMAGES. IPA acknowledges and shall require lPA physicians to acknowledge that HUMANA has invested and will invest substantial resources including funds, time, effort and goodwill in building a roll of Medicare Members to be treated by IPA Physicians. Therefore, IPA agrees that IPA and IPA Physicians, or any of IPA or IPA Physicians’ employees, principals or financially related entities, shall not solicit, persuade, induce, coerce or otherwise cause the disenrollment of any Medicare Member at anytime, directly or indirectly. If thirty-five (35) or more Medicare Members assigned to an individual IPA Physician disenroll from HUMANA due to IPA or IPA Physicians’ directly or indirectly soliciting, persuading, inducing, coercing or otherwise causing the disenrollment of such Medicare

Members to be treated by IPA or any IPA Physicians or IPA/IPA Physicians’ employees, principals or other financially related entity under some other prepaid health care benefit plan other than HUMANA’s IPA shall pay HUMANA the amount of three thousand dollars ($3000.00) for each disenrolled Medicare Member who is treated by IPA, or any IPA Physicians or IPA/IPA Physicians’ employees, principals or any financially related entity. IPM hereby agrees and shall require IPA Physicians hereby to agree that this amount is not a penalty and constitutes liquidated damages in as such as the actual damages are not and cannot be ascertained at the time of the execution of this Agreement. IPA and IPA Physicians understand that this liquidated damages clause does not apply to or require payment from the Medicare Members under any circumstance. HUMANA agrees with IPA and IPA Physicians that this paragraph shall not be applicable in the case of any Medicare Member who disenrolls and is treated by a IPA Physician or anyone else on a non-prepaid and non-capitated fee-for-service basis as a private patient. In addition, Medicare Members who were patients prior to IPA Physician’s participation as a HUMANA Participating Provider, are excluded from this provision, if the IPA and/or IPA Physician can furnish documentation to HUMANA in the form of a list of his/her patients prior to becoming a HUMANA Participating Provider. IPA and IPA Physicians have the obligation to and agree to notify HUMANA immediately of the name of any Medicare Member or former Medicare Member treated by a IPA Physician or any other person covered by this provision. This paragraph shall survive for twelve (12) months following the termination or expiration of this Agreement regardless of the cause giving rise to termination.

23.13	NON-COMPETE: During the term of this Agreement and for the one (1) year period following termination of this Agreement, regardless of the cause giving rise to such termination, IPA agrees and shall require IPA Physicians to agree that it is in their respective legitimate business interests to enter into the following restrictive covenants, such interests being the preservation and fostering of goodwill and the substantial business and other relationships the parties have with their respective Members, customers, providers, patients and others. Therefore, the parties agree to the following:

23.13.1	IPA agrees and shall require IPA Physicians to agree not to, directly or indirectly: (I) engage in any activities which are in competition with HUMANA’s comprehensive health insurance, health maintenance organization or comprehensive benefits plans business, including but not limited to obtaining a license to become a managed health care plan offering HMO or POS products; or (II) acquire, manage, establish or otherwise have any direct or indirect interest in any provider sponsored organization or network (such organization or network commonly and hereinafter refer to as a “PSN”), as now or in the future defined or authorized by CMS or any other federal or state agency or enabling legislation or regulation, for the purpose of administering, developing, implementing or selling Medicare, Medicaid or other government sponsored health insurance or benefit plans; or (III) contract or affiliate with another party which is a licensed managed care organization, where such affiliation or contract is for the purpose of offering and sponsoring HMO or POS Products, and where IPA and/or IPA Physicians obtain an ownership interest in the HMO or POS managed health care product to be marketed at the same office sites where services are to be provided to HUMANA Members and as listed in IPA Information Attachment of this Agreement or at other office sites within a five (5) mile radius of said office sites listed in IPA Information Attachment.

24.1.	CONFLICT OF INTEREST: IPA hereby represents and warrants that except as disclosed in Conflict of lnterest Disclosure Form, IRA, including all Principals of IPA, and IPA Physicians do not have an interest, directly or indirectly, as a partner, office, member, director, including but not limited medical director, shareholder of more than five percent (5%) of the entity’s outstanding shares, financial, business and/or medical advisor, employee or in any other employed managerial, advisory, fiscal, ownership or control capacity, in any other health maintenance organization, prepaid health plan or similar entity providing prepaid health services, and/or any affiliated companies thereof, hereafter referred to as “Competitive Plan”.

24.2	IPA agrees that IPA has a continuing obligation to update any and all information in Conflict of Interest Disclosure Form and to notify HUMANA immediately of any changes herein.

IN WITNESS WHEREOF, the parties have the authority necessary to bind the entities identified herein and have executed this Agreement to be effective as of the Effective Date.

IPA/AUTHORIZED SIGNATORY	HUMANA

Signature:	Signature:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

Address For Notice:

IPA:	HUMANA:
Continucare Medical Management, Inc.	Copy to:
7200 Corporate Center Drive	Humana Inc.
Suite 600	P.O. Box 1438
Miami, Fl 33126	Louisville, Kentucky 40201-1438
Attn: President	Attn: Law Department